Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-179805 and Form S-8 No. 333-166609 and No. 333-150535) of Hatteras Financial Corp and in the related Prospectuses of our reports dated February 24, 2015, with respect to the consolidated financial statements of Hatteras Financial Corp., and the effectiveness of internal control over financial reporting of Hatteras Financial Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

February 24, 2015

Charolotte, North Carolina